UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 27, 2024 (August 26, 2024)

Insperity, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13998	76-0479645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
19001 Crescent Springs Drive
Kingwood, Texas 77339
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 358-8986

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	NSP	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2024, Douglas S. Sharp notified Insperity, Inc. (“Insperity”) of his decision to retire from Insperity, effective November 15, 2024. Mr. Sharp currently serves as Insperity’s Executive Vice President of Finance, Chief Financial Officer and Treasurer, and as Insperity’s principal financial officer and principal accounting officer.

James D. Allison, age 55, will assume the role of Executive Vice President of Finance, Chief Financial Officer and Treasurer, effective as of Mr. Sharp’s retirement. Mr. Allison will also be designated as Insperity’s principal financial officer. Mr. Allison has served as Executive Vice President of Comprehensive Benefits Solutions & Chief Profitability Officer since May 2023. Mr. Allison joined Insperity in 1997 and worked in various roles of increasing responsibility in its finance department until 2011. In 2011, Mr. Allison was promoted to Senior Vice President of Pricing and Cost Analysis. In May 2018, he was promoted to Senior Vice President of Gross Profit Operations and assumed responsibilities for the company’s gross profit drivers, including pricing, benefit plans, and workers’ compensation programs. He served in this capacity until his subsequent promotion to Executive Vice President of Gross Profit Operations in May 2022. Mr. Allison has served on the Accounting Practices Committee of NAPEO and, prior to joining Insperity, he worked in the audit practice of Ernst & Young LLP. Mr. Allison earned his Bachelor of Business Administration and Master in Professional Accounting degrees from The University of Texas and is a certified public accountant.

Sean P. Duffy, age 52, will be promoted to the role of Senior Vice President of Finance and Accounting, effective as of Mr. Sharp’s retirement. Mr. Duffy will also be designated Insperity’s principal accounting officer. Mr. Duffy joined Insperity in 2002 as Manager, Accounting and Financial Reporting. Since 2011, Mr. Duffy has served as Vice President, Finance and Controller. Prior to joining Insperity, Mr. Duffy worked in the audit practice of Arthur Andersen LLP from 1994 through 2002. Mr. Duffy earned his Bachelor of Business Administration from Lamar University and is a certified public accountant.

Upon the effectiveness of his appointment, Mr. Duffy will be eligible to participate in the Company’s executive severance plan as described in the Company’s proxy statement dated April 11, 2024. In addition, in connection with their promotions, the annual salaries for Mr. Allison and Mr. Duffy will be increased to $550,000 and $375,000, respectively, and Mr. Duffy will receive a special award of 5,100 restricted stock units pursuant to the Insperity, Inc. Incentive Plan, as amended and restated, that will vest in annual increments of one-third beginning on the first anniversary of the award. There is no arrangement or understanding between either Mr. Allison or Mr. Duffy and any other person pursuant to which such individual is being appointed; there are no family relationships, as defined in Item 401 of Regulation S-K, between either Mr. Allison or Mr. Duffy and any of Insperity’s executive officers or directors; and there are no transactions in which Mr. Allison or Mr. Duffy has an interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing these changes is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d)Exhibits

99.1	—	Press Release issued by Insperity, Inc. on August 27, 2024
104	—	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPERITY, INC.

By:	/s/ Christian P. Callens
Christian P. Callens
Senior Vice President of Legal, General Counsel and Secretary

Date: August 27, 2024